Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 13, 2004, except for Note A as to which the date is August 17, 2004, accompanying the consolidated financial statements and schedule for the fifty-two weeks ended May 29, 2004 included in the Annual Report on Form 10-K of AngioDynamics, Inc. for the fiscal year ended June 3, 2006 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Melville, New York

February 8, 2007